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FOR IMMEDIATE RELEASE
Contact: Thomas W. Zaucha
(412) 465-3201




                        FORMER CHAIRMAN'S INSURGENT SLATE
                       CONFIRMED AS NEW BOARD OF DIRECTORS
                               OF NORTHSTAR HEALTH

INDIANA, PENNSYLVANIA, May 9, 1997. Northstar Health Services, Inc. (NSTRE:OTC) today announced that the Delaware Chancery Court has confirmed the victory of an insurgent slate of directors led by Thomas W. Zaucha. In so doing, the Court overruled claims of fraud and inequitable conduct made against Mr. Zaucha's solicitation by incumbent management. Mr. Zaucha began his proxy fight in February of this year, after he became convinced that there was no other way to prevent his fellow Board members from continuing a course of self-enrichment and entrenchment at the expense of the company's shareholders. Mr. Zaucha had objected, among other things, to management consulting fees and option grants paid to nonexecutive board members that he considered excessive, as well as to corporate governance provisions that the board's own counsel had described as "shark repellents." Holders of 61% of Northstar's outstanding shares voted in favor of Mr. Zaucha's slate.

Mr. Zaucha, a physical therapist by training, had built the largest privately-held physical therapy company in the state of Pennsylvania before selling it to Northstar for cash and securities in 1995 and becoming Northstar's chairman. The proxy fight was the culmination of a widening rift between Mr. Zaucha and other members of the Board of Directors. The opposing faction was led by Mr. Zaucha's former close personal financial advisor, Steven M. Brody.

In his ruling, Vice-Chancellor Balick said: "There was a basic choice between the man who founded and built the business and whose strengths lie in operations, and others, who also had legitimate talents in the area of corporate governance but perhaps not quite the experience and know-how and proven record in bringing in revenue. And both sides had a lot of communication with shareholders. They met personally with the larger ones, some of the institutions and others, and made their cases. And we see the result of the vote. I see no good justification for setting it aside."

Mr. Zaucha stated, "We are gratified that the Delaware court has given Northstar back to its shareholders and their duly-elected representatives. Many challenges lie ahead, but with a unified Board of Directors and management team committed to restoring Northstar's financial health, our Company is ready to begin its long-awaited return to profitability and growth."


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